Exhibit to Accompany
Sub-Item 77 (O) :  Transactions effected pursuant to Rule 10f-3
Form N-SAR
NORTHWESTERN MUTUAL SERIES FUND INC
File Number:  811-3990
Period January 01, 2004 through December 31, 2004

Name of Issuer:  Accenture Ltd.
Date of Offering: 4/28/04
Date of Purchase: 4/28/04
Underwriter from whom purchased:  Morgan Stanley
"Affiliated Underwriter" in the syndicate:  Robert W. Baird
Aggregate principal amount of purchase: NMSF Asset Allocation $70,500; NMSF Growth Stock $1,205,550; NMSF Large Cap Core $820,150
Aggregate principal amount of offering: $50 million Public Offering Purchase price (net of fees and expenses): $23.50 / share
Commission, spread or profit:  $0.394 / share


Name of Issuer:  Bone Care International
Date of Offering: 5/12/04
Date of Purchase: 5/12/04
Underwriter from whom purchased:  Bear Stearns
"Affiliated Underwriter" in the syndicate:  Robert W. Baird
Aggregate principal amount of purchase: NMSF T. Rowe Small Cap $71,775; Aggregate principal amount of offering: $5 million Public Offering Purchase price (net of fees and expenses): $21.75 / share
Commission, spread or profit:  $0.05 / share


Name of Issuer:  MSC Industrial Direct Co.
Date of Offering: 1/22/04
Date of Purchase: 1/22/04
Underwriter from whom purchased:  Merrill Lynch and BB&T Capital
"Affiliated Underwriter" in the syndicate:  Robert W. Baird
Aggregate principal amount of purchase: NMSF Asset Allocation $11,120; NMSF Small Cap $314,140
Aggregate principal amount of offering: $5 million Public Offering Purchase price (net of fees and expenses): $27.80 / share
Commission, spread or profit:  $0.67 / share